                                                                Exhibit 99.19



SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES (SIERRA PACIFIC DEVELOPMENT FUND III) :



                                                                                                  THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                 MARCH 31,   MARCH 31,
                                             -----------------------------------------------     ---------------------
(000'S)                                       1995       1996      1997       1998      1999      1999        2000
                                             -----      -----     -----      -----     -----      -----      -----
Earnings:
  Pretax income (loss)                       $(793)     $  47     $(871)     $  38     $  (7)     $  (2)     $ (16)

Fixed Charges:
  Interest expense                             311        264       299         --        --         --         --

                                             -----      -----     -----      -----     -----      -----      -----
              Total fixed charges              311        264       299         --        --         --         --

              Total earnings                  (482)       311      (572)        38        (7)        (2)       (16)

              Total fixed charges              311        264       299         --        --         --         --

Ratio of earnings to fixed charges           (1.55)      1.18     (1.91)        --        --         --         --
                                             =====      =====     =====      =====     =====      =====      =====

  Deficiency to cover fixed charges            793         --       871         --         7          2         16
                                             =====      =====     =====      =====     =====      =====      =====